EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Annual Report on Form 1-K of our report dated April 28, 2025 with respect to the consolidated balance sheets of Med-X Inc. as of December 31, 2024 and 2023 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2024 and 2023 and the related notes to the consolidated financial statements, which report appears in this Annual Report.

SetApart Accountancy Corp April 28, 2025 Los Angeles, California